Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208233 on Form S-8 of our reports dated May 24, 2017, relating to the financial statements of CSRA, Inc. and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements prior to November 27, 2015), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2017.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
May 24, 2017